Exhibit 16.1

February 14, 2025

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Fold Holdings, Inc.'s (legal successor of FTAC Emerald Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated February 14, 2025. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on February 14, 2025. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York